UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 2)*

Gemplus International S.A.

(Name of Issuer)

Ordinary Shares, no par value

(Title of Class of Securities)

LU012170629-4

(ISIN Number)

                           June 2, 2006

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

ISIN No. LU012170629-4		13G	Page 2 of 14 Pages
1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) TPG Giant, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF	5	SOLE VOTING POWER - 0 -
SHARES BENEFICIALLY OWNED BY	6	SHARED VOTING POWER - 0 -
EACH REPORTING PERSON	7	SOLE DISPOSITIVE POWER - 0 -
WITH	8	SHARED DISPOSITIVE POWER - 0 -
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON - 0 -
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 - 0 -
12	TYPE OF REPORTING PERSON* OO – Limited Liability Company
*SEE INSTRUCTIONS BEFORE FILLING OUT!

ISIN No. LU012170629-4		13G	Page 3 of 14 Pages
1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) TPG Parallel III, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF	5	SOLE VOTING POWER - 0 -
SHARES BENEFICIALLY OWNED BY	6	SHARED VOTING POWER - 0 -
EACH REPORTING PERSON	7	SOLE DISPOSITIVE POWER - 0 -
WITH	8	SHARED DISPOSITIVE POWER - 0 -
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON - 0 -
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 - 0 -
12	TYPE OF REPORTING PERSON* PN
*SEE INSTRUCTIONS BEFORE FILLING OUT!

ISIN No. LU012170629-4		13G	Page 4 of 14 Pages
1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) TPG Partners III, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF	5	SOLE VOTING POWER - 0 -
SHARES BENEFICIALLY OWNED BY	6	SHARED VOTING POWER - 0 -
EACH REPORTING PERSON	7	SOLE DISPOSITIVE POWER - 0 -
WITH	8	SHARED DISPOSITIVE POWER - 0 -
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON - 0 -
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 - 0 -
12	TYPE OF REPORTING PERSON* PN
*SEE INSTRUCTIONS BEFORE FILLING OUT!

ISIN No. LU012170629-4		13G	Page 5 of 14 Pages
1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) TPG GenPar III, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF	5	SOLE VOTING POWER - 0 -
SHARES BENEFICIALLY OWNED BY	6	SHARED VOTING POWER - 0 -
EACH REPORTING PERSON	7	SOLE DISPOSITIVE POWER - 0 -
WITH	8	SHARED DISPOSITIVE POWER - 0 -
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON - 0 -
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 - 0 -
12	TYPE OF REPORTING PERSON* PN
*SEE INSTRUCTIONS BEFORE FILLING OUT!

ISIN No. LU012170629-4		13G	Page 6 of 14 Pages
1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) TPG Advisors III, Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF	5	SOLE VOTING POWER - 0 -
SHARES BENEFICIALLY OWNED BY	6	SHARED VOTING POWER - 0 -
EACH REPORTING PERSON	7	SOLE DISPOSITIVE POWER - 0 -
WITH	8	SHARED DISPOSITIVE POWER - 0 -
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON - 0 -
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 - 0 -
12	TYPE OF REPORTING PERSON* CO
*SEE INSTRUCTIONS BEFORE FILLING OUT!

ISIN No. LU012170629-4		13G	Page 7 of 14 Pages
1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) T3 Partners, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF	5	SOLE VOTING POWER - 0 -
SHARES BENEFICIALLY OWNED BY	6	SHARED VOTING POWER - 0 -
EACH REPORTING PERSON	7	SOLE DISPOSITIVE POWER - 0 -
WITH	8	SHARED DISPOSITIVE POWER - 0 -
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON - 0 -
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 - 0 -
12	TYPE OF REPORTING PERSON* PN
*SEE INSTRUCTIONS BEFORE FILLING OUT!

ISIN No. LU012170629-4		13G	Page 8 of 14 Pages
1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) T3 GenPar, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF	5	SOLE VOTING POWER - 0 -
SHARES BENEFICIALLY OWNED BY	6	SHARED VOTING POWER - 0 -
EACH REPORTING PERSON	7	SOLE DISPOSITIVE POWER - 0 -
WITH	8	SHARED DISPOSITIVE POWER - 0 -
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON - 0 -
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 - 0 -
12	TYPE OF REPORTING PERSON* PN
*SEE INSTRUCTIONS BEFORE FILLING OUT!

ISIN No. LU012170629-4		13G	Page 9 of 14 Pages
1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) T3 Advisors, Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF	5	SOLE VOTING POWER - 0 -
SHARES BENEFICIALLY OWNED BY	6	SHARED VOTING POWER - 0 -
EACH REPORTING PERSON	7	SOLE DISPOSITIVE POWER - 0 -
WITH	8	SHARED DISPOSITIVE POWER - 0 -
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON - 0 -
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 - 0 -
12	TYPE OF REPORTING PERSON* CO
*SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1(a).	Name of Issuer:

Gemplus International S.A. (the “Issuer”)

Item 1(b).	Address of Issuer’s Principal Executive Offices:

Aerogolf Center

1-Hohenhof

L-2633 Senningerberg

Grand Duchy of Luxembourg

Item 2(a).	Name of Person Filing:

We refer to Amendment No. 1 to Schedule 13G Statement dated February 13, 2002 filed by TPG Giant, L.L.C., TPG Parallel III, L.P., TPG Partners III, L.P., TPG GenPar III, L.P., TPG Advisors III, Inc., T3 Partners L.P., T3 GenPar, L.P., and T3 Advisors, Inc. This Amendment No. 2 to Schedule 13G Statement is filed by TPG Giant, L.L.C., TPG Parallel III, L.P., TPG Partners III, L.P., TPG GenPar III, L.P., TPG Advisors III, Inc., T3 Partners L.P., T3 GenPar, L.P., and T3 Advisors, Inc. (the “Reporting Persons”).

Items 2(b).	Address of Principal Business Office or, if none, Residence:

The address of the principal business office of all of the Reporting Persons is as follows:

301 Commerce Street, Suite 3300

Fort Worth, Texas 76102

Items 2(c).	Citizenship:

Delaware is the jurisdiction of formation for each Reporting Person.

Item 2(d).	Titles of Classes of Securities:

This Amendment No. 2 to Schedule 13G Statement relates to the Ordinary Shares, no par value.

Item 2(e).	ISIN Number:

The ISIN number of the Ordinary Shares is LU012170629-4.

The Ordinary Shares were also sold in the form of American Depositary Shares (“ADSs”), each representing two Ordinary Shares. The ADSs were evidenced by American Depositary Receipts, which were traded on the Nasdaq National Market of the Nasdaq Stock Market, Inc. and had a CUSIP Number of 368664102.

Item 3.	If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

(a)	☐ Broker or dealer registered under Section 15 of the Exchange Act.
(b)	☐ Bank as defined in Section 3(a)(6) of the Exchange Act.
(c)	☐ Insurance company as defined in Section 3(a)(19) of the Exchange Act.
(d)	☐ Investment company registered under Section 8 of the Investment Company Act.
(e)	☐ An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E).
(f)	☐ An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F).
(g)	☐ A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G).
(h)	☐ A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.
(i)	☐ A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act.

(j)	☐ Group, in accordance with Rule 13d-1(b)(1)(ii)(J).
Item 4.	Ownership
(a)	Amount beneficially owned: each Reporting Person owns zero Ordinary Shares.
(b)	Percent of Class: 0%
(c)	Number of shares as to which each Reporting Person has:
(i)	Sole power to vote or to direct the vote: zero.
(ii)	Shared power to vote or to direct the vote: zero.
(iii)	Sole power to dispose or to direct the disposition of: zero
(iv)	Shared power to dispose or to direct the disposition of: zero
Item 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ X ].

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Page 11 of 14 Pages

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Not applicable.

Item 8.	Identification and Classification of Members of the Group.

Not applicable.

Item 9.	Notice of Dissolution of Group.

Not applicable

Item 10.	Certification.

Not applicable.

Page 12 of 14 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: November 6, 2006

TPG Giant, L.L.C.

By: /s/ Clive D. Bode

Name: Clive D. Bode

Title: Vice President

TPG Parallel III, L.P.

By: TPG GenPar III, L.P.

By: TPG Advisors III, Inc.

By: s/s Clive D. Bode

Name: Clive D. Bode

Title: Vice President

TPG Partners III, L.P.

By: TPG GenPar III, L.P.

By: TPG Advisors III, Inc.

By: s/s Clive D. Bode

Name: Clive D. Bode

Title: Vice President

TPG GenPar III, L.P.

By: TPG Advisors III, Inc.

By: s/s Clive D. Bode

Name: Clive D. Bode

Title: Vice President

Page 13 of 14 Pages

TPG Advisors III, Inc.

By: s/s Clive D. Bode

Name: Clive D. Bode

Title: Vice President

T3 Partners, L.P.

By: T3 GenPar, L.P.

By: T3 Advisors, Inc.

By: s/s Clive D. Bode

Name: Clive D. Bode

Title: Vice President

T3 GenPar, L.P.

By: T3 Advisors, Inc.

By: s/s Clive D. Bode

Name: Clive D. Bode

Title: Vice President

T3 Advisors III, Inc.

By: s/s Clive D. Bode

Name: Clive D. Bode

Title: Vice President

Page 14 of 14 Pages